Exhibit 11

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               CERNER CORPORATION AND SUBSIDIARIES
            COMPUTATION OF EARNINGS PER COMMON SHARE



                                               Three Months Ended

                                             April 3,        April 4,
                                           -----------     -----------
                                               1999            1998
                                           -----------     -----------

Net earnings:                             $  2,817,000    $    671,000
                                           ===========     ===========

Weighted average number of common and
  common stock equivalent shares:

  Basic average number of
   outstanding common shares                33,559,000      32,669,000
                                           -----------     -----------

Basic earnings per common shares:         $       0.08    $       0.02
                                           -----------     -----------


Dilutive effect (excess of number of
  shares issuable over number of shares
  assumed to be repurchased with the
  proceeds of exercised options based on
  the average market price during the
  period)                                      364,000         683,000
                                           -----------    ------------

                                            33,923,000      33,352,000
                                           -----------    ------------

Diluted earnings per common and common
 stock equivalent shares:                 $       0.08   $        0.02
                                           -----------    ------------
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